Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of April 6, 2023,

by and among

GASLOG PARTNERS LP,

GASLOG PARTNERS GP LLC,

GASLOG LTD.

and

SATURN MERGER SUB LLC

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 6, 2023 (this “Agreement”), is by and among GasLog Partners LP, a Marshall Islands limited partnership (the “Partnership”), GasLog Partners GP LLC, a Marshall Islands limited liability company and the general partner of the Partnership (the “General Partner”), GasLog Ltd., a Bermuda exempted company (“Parent”), and Saturn Merger Sub LLC, a Marshall Islands limited liability company and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent and the General Partner, the “Sponsor Entities”). Each of the Partnership, the General Partner, Parent and Merger Sub are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 8.15.

W I T N E S S E T H:

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Marshall Islands LP Act and the Marshall Islands LLC Act, (a) Merger Sub will merge with and into the Partnership (the “Merger”), with the Partnership surviving such Merger, and (b) in connection with the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), each Common Unit (other than the Sponsor Units (as defined below) with respect to the Merger Consideration (as defined below)) will receive overall value of $8.65 per Common Unit in cash (the “Consideration”), consisting of (i) a special distribution of $3.28 per Common Unit (with a corresponding amount distributed in respect of each General Partner Unit) to be paid by the Partnership in accordance with the terms hereof (the “Special Distribution”) and (ii) merger consideration of $5.37 per Common Unit to be paid by Parent at the Closing (the “Merger Consideration”);

WHEREAS, Parent, in its capacity as the sole member of the General Partner, has (a) determined that this Agreement and the Transactions are in the best interests of the General Partner and declared it advisable to consent to and enter into this Agreement and (b) consented to and approved this Agreement and the Transactions (the “General Partner Approval”);

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Partnership (the “Partnership Board”) has unanimously (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (b) approved this Agreement and the Transactions (the foregoing constituting Special Approval for all purposes under the Partnership Agreement) and (c) recommended to the Partnership Board that the Partnership Board (i) approve this Agreement and the Transactions and (ii) recommend approval of this Agreement and the Transactions to the Common Unitholders (this clause (c), the “Conflicts Committee Recommendation”);

WHEREAS, the Partnership Board, acting upon the Conflicts Committee Recommendation, has unanimously (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (b) approved this Agreement and the Transactions, (c) directed that this Agreement and the Transactions be submitted to a vote of the Common Unitholders, and (d) resolved, subject to Section 5.3, to recommend approval of this Agreement and the Transactions to the Common Unitholders (this clause (d), the “Partnership Board Recommendation”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement and the Support Agreement and the transactions contemplated hereby and thereby are in the best interests of Parent and (b) approved this Agreement and the Support Agreement and the transactions contemplated hereby and thereby;

WHEREAS, each of GEPIF III Crown Bidco L.P., a Cayman Islands exempted limited partnership (“GEPIF”), and Blenheim Holdings Ltd., a Bermuda exempted company (“BHL”), in its capacity as a common shareholder of Parent, has consented to and approved this Agreement and the Transactions in accordance with the Shareholders’ Agreement;

WHEREAS, Parent owns 100% of the issued and outstanding limited liability company interests in Merger Sub;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has (a) determined that this Agreement and the Transactions are in the best interests of Merger Sub and declared it advisable to enter into this Agreement and (b) approved the adoption, execution, delivery and performance of this Agreement and the Transactions; and

WHEREAS, simultaneously with the Parties’ entry into this Agreement, Parent and the Partnership shall enter into a voting and support agreement, dated as of the date hereof (as may be amended, the “Support Agreement”), pursuant to which, among other things, Parent shall agree, in its capacity as a limited partner of the Partnership, to vote its Common Units in favor of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1.           The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Marshall Islands LP Act and the Marshall Islands LLC Act, at the Effective Time, Merger Sub shall be merged with and into the Partnership, the separate limited liability company existence of Merger Sub will cease and the Partnership will continue its existence as a limited partnership under Marshall Islands Law as the surviving entity in the Merger (such surviving entity, the “Surviving Entity”).

Section 1.2.          Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 1.3.          Effective Time. On the terms and subject to the conditions set forth in this Agreement, the Partnership will, on the Closing Date, duly file a certificate of merger effecting the Merger, executed in accordance with, and in such form as is required by, the relevant provisions of the Marshall Islands LP Act and the Marshall Islands LLC Act (the “Certificate of Merger”), with the Registrar of Corporations of the Republic of the Marshall Islands. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Registrar of Corporations of the Republic of the Marshall Islands or at such later date as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4.          Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth herein, in the Partnership Agreement and in the applicable provisions of the Marshall Islands LP Act and the Marshall Islands LLC Act.

Section 1.5.          Organizational Documents of the Surviving Entity.

(a)               At the Effective Time, the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms of the Partnership Agreement and applicable Law.

(b)               At the Effective Time, the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms of the Partnership Agreement and applicable Law, subject to Section 5.9.

ARTICLE II

EFFECT ON INTERESTS

Section 2.1.          Effect of Merger. At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Partnership, the General Partner, Parent, Merger Sub or any holder of any securities of the Partnership or Merger Sub:

(a)               Conversion of Membership Interests in Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become a number of common units representing limited partner interests in the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(b). At the Effective Time, the books and records of the Partnership (as the Surviving Entity) shall be revised to reflect that Parent is the only Common Unitholder of the Surviving Entity and the simultaneous withdrawal of all other Common Unitholders from the Partnership.

(b)               Conversion of Certain Common Units. Subject to Sections 2.1(c) and 2.4, each Common Unit issued and outstanding immediately prior to the Effective Time, other than the Sponsor Units, shall automatically be canceled and converted into and shall thereafter represent the right to receive an amount in cash equal to the Merger Consideration, without interest. As of the Effective Time, all such Common Units shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Common Unit shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (less any applicable withholding Taxes) pertaining to such Common Units to be paid in consideration therefor, in accordance with Section 2.2(b), and the right to receive any distribution in accordance with this Article II (including, for the avoidance of doubt, the Special Distribution pursuant to Section 5.13), in each case without interest.

(c)               Treatment of Parent-Owned Common Units. Each Common Unit issued and outstanding immediately prior to the Effective Time and owned (beneficially or of record) by Parent and its Affiliates (“Sponsor Units”) shall not be canceled, shall not be converted into the right to receive the Merger Consideration and shall remain issued and outstanding as common units representing limited partner interests in the Surviving Entity. Parent shall have continued rights with respect to the Sponsor Units to receive, without interest, any distribution in accordance with this Article II (including, for the avoidance of doubt, the Special Distribution pursuant to Section 5.13).

(d)               Cancelation of Class B Units. Each Class B Unit issued and outstanding immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in respect thereof in accordance with the Partnership Agreement.

(e)               Treatment of Preference Units. Each Preference Unit that is issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and shall be unchanged and remain issued and outstanding in the Surviving Entity, and no consideration shall be delivered in respect thereof in accordance with the Partnership Agreement.

(f)                Treatment of General Partner Interest. The General Partner Interest that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding in the Surviving Entity and the General Partner shall continue as the sole general partner of the Surviving Entity and the sole record owner (and Parent shall continue as the sole beneficial owner) of the general partner interest in the Surviving Entity.

Section 2.2.          Payment of Merger Consideration.

(a)               Paying Agent; Deposit. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Partnership to act as agent (the “Paying Agent”) for the payment and delivery of the aggregate Merger Consideration in accordance with this Article II and, in connection therewith, Parent shall enter into an agreement with the Paying Agent prior to the Closing Date in a form reasonably acceptable to the Partnership. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash, and any amounts earned via the investment thereof pursuant to the immediately following sentence, being hereinafter referred to as “Exchange Fund”). Pending its disbursement in accordance with this Section 2.2, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Services, Inc.

or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Any and all interest earned on the funds in the Exchange Fund shall be paid by the Paying Agent to Parent. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any former Common Unitholders to receive the Merger Consideration in accordance with this Article II. The Exchange Fund shall not be used for any purpose other than the payment to Common Unitholders of the Merger Consideration or payment to the Surviving Entity as contemplated in this Section 2.2.

(b)               Exchange of Common Units. As soon as reasonably practicable after the Effective Time (but in no event later than three business days after the Effective Time), and without any action by any holder of record of Common Units (other than Sponsor Units), the Paying Agent shall deliver to such holder, (i) a notice of the effectiveness of the Merger and (ii) cash in an amount equal to, subject to Section 2.2(f), (A) the number of Common Units held by such holder of record immediately prior to the Effective Time multiplied by (B) the Merger Consideration to which such holder is entitled under this Article II, and such Common Units shall forthwith be canceled. Until satisfaction of the applicable procedures contemplated by this Section 2.2, each Common Unit (other than Sponsor Units) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and any distributions pertaining to Common Units formerly represented by such Common Unit as contemplated by this Article II. No interest shall be paid or shall accrue on the Merger Consideration payable with respect to Common Units pursuant to this Article II.

(c)               Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units six months after the Effective Time shall be returned to Parent, upon demand, and thereafter such former Common Unitholders shall be entitled to look only to Parent for, and Parent shall remain liable for, payment of their claims of the Merger Consideration and any distribution pertaining to their former Common Units that such former Common Unitholders have the right to receive pursuant to the provisions of this Article II. Any Merger Consideration remaining unclaimed by such Common Unitholders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d)               No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the Parties, the Surviving Entity or the Paying Agent shall be liable to any Person for any Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(e)               Transfer Books; No Further Ownership Rights in Common Units. The Merger Consideration paid in respect of each Common Unit (other than Sponsor Units) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Units, subject, however, to the Surviving Entity’s obligation to pay any distribution in respect of such Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership Board not in violation of the terms of this Agreement or prior to the date of this Agreement and which remains unpaid at the Effective Time, including, for the avoidance of doubt, the Special Distribution pursuant to Section 5.13. At the Effective Time, the unit transfer books of the Partnership shall be closed and thereafter there shall be no further registration of transfers on the unit transfer books of the Surviving Entity of Common Units that were issued and outstanding immediately prior to the Effective Time (other than with respect to any Common Units that remain outstanding pursuant to Section 2.1(c)). From and after the Effective Time, holders of Common Units (other than Sponsor Units) immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Common Units, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Common Units (other than Sponsor Units) are presented to the Paying Agent or Parent, they shall be canceled and exchanged as provided for in this Article II.

(f)                Withholding Taxes. Parent, the Surviving Entity and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986 (the “Code”), or under any provision of other applicable Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3.          Partnership Awards.

(a)               At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Partnership, the General Partner, Parent, Merger Sub or any holder of securities in the Partnership, each Partnership RCU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically be canceled and converted into the right to receive an amount in cash equal to the sum of (i) the product of (A) the number of Common Units subject to such Partnership RCU Award as of immediately prior to the Effective Time and (B) the Merger Consideration and (ii) the amount of accrued but unpaid distributions, including for the avoidance of doubt, the Special Distribution, with respect to such Partnership RCU Award as of immediately prior to the Effective Time (collectively, the “RCU Consideration”).

(b)               At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Partnership, the General Partner, Parent, Merger Sub or any holder of securities in the Partnership, each Partnership PCU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically be canceled and converted into the right to receive an amount in cash equal to the sum of (i) the product of (A) the number of Common Units subject to such Partnership PCU Award as of immediately prior to the Effective Time, determined based on actual achievement of any outstanding performance goals as of immediately prior to the Effective Time, and (B) the Merger Consideration and (ii) the amount of accrued but unpaid distributions, including for the avoidance of doubt, the Special Distribution, with respect to such Partnership PCU Award as of immediately prior to the Effective Time, determined based on actual achievement of any outstanding performance goals as of immediately prior to the Effective Time (collectively, the “PCU Consideration”).

(c)               Prior to the Effective Time, the Partnership or Partnership Board (or, if appropriate, designated committee thereof administering the Partnership Long-Term Incentive Plan) shall take all actions necessary, including adopting any necessary resolutions, to provide that (i) the Partnership Awards shall be treated in accordance with this Section 2.3, (ii) the Partnership Awards shall not be adjusted in respect of, or to reflect, the Special Distribution and (iii) the Surviving Entity shall not be required to deliver Common Units or any equity of the Partnership to any Person pursuant to, upon exercise of, or in settlement of Partnership RCU Awards or Partnership PCU Awards, as applicable, after the Effective Time.

(d)               As soon as reasonably practicable after the Effective Time (but in no event later than 15 business days after the Effective Time), Parent shall, or shall cause the Surviving Entity or one of its Subsidiaries to, pay through the payroll of Parent or the Surviving Entity or one of its Subsidiaries, as applicable, the aggregate RCU Consideration and the aggregate PCU Consideration, with such amounts paid without interest and net of any withholding Taxes required to be deducted and withheld by applicable Laws.

Section 2.4.          Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of Common Units or a different class by reason of the occurrence or record date of any unit distribution, subdivision, reclassification, recapitalization, split, combination, exchange of units or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such unit distribution, subdivision, reclassification, recapitalization, split, combination, exchange of units or similar transaction.

Section 2.5.          No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as disclosed in the Partnership SEC Documents (but excluding any disclosure contained in any such Partnership SEC Documents under the headings “Risk Factors” or “Forward-Looking Statements” or similar headings (it being understood that this provision shall not be applicable to the representations and warranties set forth in Sections 3.2 and 3.3)), the Partnership hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1.          Organization, Standing and Power.

(a)               Each of the Partnership and its Subsidiaries has been duly formed and is validly existing and in good standing under the Laws of its respective jurisdiction of organization, with requisite corporate, partnership or limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except, with respect to such Subsidiaries, where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Each of the Partnership and its Subsidiaries is in good standing under the Laws of each other jurisdiction which requires such qualification and is duly licensed or qualified to transact business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)               A true and complete copy of each of the Partnership Charter Documents is included in the Partnership SEC Documents. A true and complete copy of each of the Charter Documents of each of the Partnership’s Subsidiaries has been made available to Parent prior to the date hereof. The Partnership is not in violation of any of its Charter Documents, and none of its Subsidiaries are in violation of any of their respective Charter Documents in any material respect.

Section 3.2.          Capitalization.

(a)               As of the close of business on March 31, 2023 (the “Capitalization Date”), the Partnership has (x) no partnership interests or other equity interests issued and outstanding and no Common Units held in treasury, other than (i) 51,687,865 Common Units, (ii) 1,245,000 Class B Units (comprised of (A) 415,000 Class B-4 Units, (B) 415,000 Class B-5 Units and (C) 415,000 Class B-6 Units), (iii) 13,616,022 Preference Units (comprised of (A) 5,084,984 Series A Preference Units, (B) 3,496,382 Series B Preference Units and (C) 3,061,045 Series C Preference Units) and (iv) the General Partner Interest and (y) 311,136 Common Units reserved for issuance under the Partnership Long-Term Incentive Plan as Partnership RCU Awards. All of the outstanding Partnership Interests have been duly authorized and validly issued in accordance with the Partnership Agreement, and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except (i) for the General Partner Interest, and (ii) as set forth in the Partnership Agreement or as such non-assessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act) and, except as set forth in the Partnership Agreement, free of preemptive rights. Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2, as of the date of this Agreement there are not, and, as of the Effective Time there will not be, any partnership interests, voting securities or other equity interests of the Partnership issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or other equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing.

(b)               Except as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, there are no outstanding obligations of the Partnership to repurchase, redeem or otherwise acquire any Partnership Interests or other equity interests or any options, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests of the Partnership.

Section 3.3.          Authority; Noncontravention; Voting Requirements.

(a)               The Partnership has all necessary partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Unitholder Approval, to consummate the Transactions. The execution, delivery and performance by the Partnership of this Agreement and the consummation by the Partnership of the Transactions have been duly authorized by the Partnership Board and approved by each of the Conflicts Committee and the Partnership Board, and the Partnership Board, acting upon the Conflicts Committee Recommendation, has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (ii) approved this Agreement and the Transactions, (iii) directed that this Agreement and the Transactions be submitted to a vote of the Common Unitholders, and (iv) resolved, subject to Section 5.3, to make the Partnership Board Recommendation. As of the date of this Agreement, neither the Conflicts Committee Recommendation nor the Partnership Board Recommendation has been subsequently rescinded, modified or withdrawn in any way. Except for obtaining the Unitholder Approval, no other entity action on the part of the Partnership is necessary to authorize the execution, delivery and performance by the Partnership of this Agreement and the consummation by the Partnership of the Transactions. This Agreement has been duly and validly executed and delivered by the Partnership and, assuming due authorization, execution and delivery of this Agreement by the Sponsor Entities, constitutes the legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforceability (A) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, rehabilitation, conservatorship, liquidation, receivership and other similar Laws, now or hereafter in effect, of general application affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether applied in a Proceeding or at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b)               Neither the execution and delivery of this Agreement by the Partnership, nor the consummation by the Partnership of the Transactions, nor performance or compliance by the Partnership with any of the terms or provisions of this Agreement will (i) subject to the receipt of the Unitholder Approval and the General Partner Approval, conflict with or violate any provision of (A) the Partnership Charter Documents or (B) any Charter Documents of the Partnership’s Subsidiaries or (ii) assuming that the Consents, filings, declarations or registrations referred to in Section 3.4 and the Unitholder Approval and the General Partner Approval are obtained and made, as applicable, (A) violate any Law or Judgment applicable to the Partnership or its Subsidiaries, (B) violate or constitute a default under (with or without notice or lapse of time or both) any terms, conditions or provisions of any Contract to which the Partnership or any of its Subsidiaries is bound or give rise to any right to terminate, cancel, amend, modify or accelerate the Partnership’s or any of its Subsidiaries’ applicable rights or obligations under any such Contract, (C) give rise to any right of first refusal, preemptive right, tag-along right, transfer right or other similar right of any other party to a Contract to which the Partnership or any of its Subsidiaries is bound or (D) result in the creation of a Lien (other than Permitted Liens) on any properties or assets of the Partnership or any of its Subsidiaries, except in the case of clauses (i)(B) and (ii) above, as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c)               Except for the General Partner Approval, the affirmative vote (in person or by proxy) of the holders of at least a majority of the outstanding Common Units entitled to vote thereon, voting as a single class, at a Unitholders Meeting (the “Unitholder Approval”) in favor of the approval of this Agreement is the only vote or approval of the holders of any class or series of partnership interests, equity interests or capital stock of the Partnership or any of its Subsidiaries that is necessary to approve this Agreement and to consummate the Transactions.

Section 3.4.          Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Schedule 13E-3 (including the filing of a proxy statement with the SEC in connection with the Merger (the “Proxy Statement”)), (b) the filing of the Certificate of Merger with the Registrar of Corporations of the Republic of the Marshall Islands, (c) compliance with the rules and regulations of the New York Stock Exchange, (d) Consents, filings, declarations or registrations as are required to be made or obtained under any applicable Antitrust Laws and (e) compliance with any applicable state securities or blue sky laws (collectively, the “Governmental Approvals”), no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Partnership, the performance by the Partnership of its obligations hereunder and the consummation by the Partnership of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.5.          Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Partnership, threatened in writing, Proceeding or, to the Knowledge of the Partnership, investigation against the Partnership or any of its Subsidiaries or (b) outstanding injunction, order, judgment, ruling, decree or writ of any Governmental Authority (a “Judgment”) imposed upon the Partnership or any of its Subsidiaries or any of their respective directors or officers (in their capacities as such) or, to the Knowledge of the Partnership, any other Person for whom the Partnership or any of its Subsidiaries may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

Section 3.6.          Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership specifically for inclusion in the Schedule 13E-3 (including any amendment or supplement thereto, the Proxy Statement included therein and any document incorporated by reference therein) shall, on the date the Schedule 13E-3 is filed with the SEC, the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to Common Unitholders or at the time of the Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or its Affiliates for inclusion or incorporation by reference in the Schedule 13E-3.

Section 3.7.          Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Consideration to be received by the Unaffiliated Unitholders is fair, from a financial point of view, to the Partnership and the Unaffiliated Unitholders.

Section 3.8.          Brokers and Other Advisors. Except for the Financial Advisor, the fees and expenses of which will be paid by the Partnership on behalf of the Conflicts Committee, no broker,

investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based on arrangements made by or on behalf of the Conflicts Committee.

Section 3.9.          No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Partnership nor its Subsidiaries nor any other Person has made or is making any express or implied representation or warranty with respect to the Partnership or its Subsidiaries or with respect to any other information provided to Parent in connection with the Transactions. Without limiting the generality of the foregoing, neither the Partnership nor its Subsidiaries nor any other Person will have or be subject to any liability or other obligation to Parent or any other Person resulting from the distribution to Parent (including its Representatives), or Parent’s (or such Representatives’) use of any such information, including any information, documents, projections, forecasts or other materials made available to Parent in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SPONSOR ENTITIES

Each Sponsor Entity hereby represents and warrants, jointly and severally, to the Partnership as follows:

Section 4.1.          Organization, Standing and Power. Parent has been duly organized and is validly existing as an exempted company under Bermuda law. Merger Sub has been duly organized and is validly existing as a limited liability company under Marshall Islands law. The General Partner has been duly organized and is validly existing and in good standing as a limited liability company under Marshall Islands law.

Section 4.2.          Operations and Ownership of Merger Sub. Parent beneficially owns all of the issued and outstanding limited liability company interests in Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and other Transactions and has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other Transactions and the financing of such Transactions.

Section 4.3.          Authority; Noncontravention.

(a)               Each of the Sponsor Entities has all necessary power and authority to execute and deliver this Agreement and the Support Agreement, as applicable, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Sponsor Entities of this Agreement, and the consummation of the Transactions have been unanimously authorized and approved by the Parent Board, the sole member of the General Partner and the sole member of Merger Sub.

(b)               The Parent Board has unanimously (i) determined that this Agreement and the Support Agreement and the transactions contemplated hereby and thereby are in the best interests of Parent and (ii) approved this Agreement and the Support Agreement and the transactions contemplated hereby and thereby. Each of GEPIF and BHL, in its capacity as a common shareholder of Parent, has consented to and approved this Agreement and the Transactions in accordance with the Shareholders’ Agreement.

(c)               Parent, in its capacity as the sole member of Merger Sub, has (i) determined that this Agreement and the Transactions are in the best interests of Merger Sub and declared it advisable to enter into this Agreement and (ii) approved the adoption, execution, delivery and performance of this Agreement and the Transactions.

(d)               Parent, in its capacity as the sole member of the General Partner, has (i) determined that this Agreement and the Transactions are in the best interests of the General Partner and declared it advisable to consent to and enter into this Agreement and (ii) consented to and approved this Agreement and the Transactions.

(e)               Neither the execution and delivery of this Agreement or the Support Agreement by a Sponsor Entity, nor the consummation by the Sponsor Entities of the transactions contemplated hereby or thereby, nor the performance or compliance by the Sponsor Entities with any of the terms or provisions of this Agreement or the Support Agreement, will (i) conflict with or violate any provision of the Charter Documents of the Sponsor Entities or (ii) assuming that the Consents, filings, declarations or registrations referred to in Section 4.4 are made and obtained, as applicable, (A) violate any Law applicable to the Sponsor Entities, (B) violate or constitute a default under (with or without notice of lapse of time or both) any of the terms, conditions or provisions of any Contract to which the Sponsor Entities, as applicable, are bound or give rise to any right to terminate, cancel, amend, modify or accelerate the Sponsor Entities’ rights or obligations under any such Contract, (C) give rise to any right of first refusal, preemptive right, tag-along right, transfer right or other similar right of any other party to a Contract to which the Sponsor Entities are bound or (D) result in the creation of any Lien on any properties or assets of the Sponsor Entities (other than any Permitted Liens or Liens related to the Debt Financing), except, in the case of clauses (i)(B) and (ii) above, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay, interfere with, hinder or impair the consummation by the Sponsor Entities of any of the Transactions in accordance with the terms of this Agreement.

(f)                Simultaneously with the execution of this Agreement, Parent has executed and delivered the Support Agreement.

Section 4.4.          Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Schedule 13E-3 (including the Proxy Statement therein), (b) the filing of the Certificate of Merger with the Registrar of Corporations of the Republic of the Marshall Islands, (c) compliance with the rules and regulations of the New York Stock Exchange, (d) Consents, filings, declarations or registrations as are required to be made or obtained under applicable Antitrust Laws and (e) compliance with any applicable state securities or blue sky laws, no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement or the Support Agreement by the Sponsor Entities, the performance by the Sponsor Entities of their obligations hereunder and thereunder and the consummation by the Sponsor Entities of the transactions contemplated hereby and thereby, other than such Consents, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to materially impede or delay the ability of the Sponsor Entities to consummate the Merger or comply with their respective obligations under this Agreement or the Support Agreement.

Section 4.5.          Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay, interfere with, hinder or impair the consummation by the Sponsor Entities of any of the Transactions in accordance with the terms of this Agreement, there is no (a) pending or, to the Knowledge of Parent, threatened in writing, Proceeding or, to the Knowledge of Parent, investigation against Parent, Merger Sub or the General Partner or (b) outstanding Judgment imposed upon Parent, Merger Sub or the General Partner or any director or officer thereof (in their capacities as such) or, to the Knowledge of Parent, any other Person for whom Parent, Merger Sub or the General Partner may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

Section 4.6.          Debt Financing.

(a)               Parent has delivered to the Partnership a true and complete copy of a fully executed debt commitment letter dated as of the date hereof, together with all schedules, exhibits, annexes and term sheets attached thereto, pursuant to which the Debt Financing Sources party thereto have committed to provide to Merger Sub, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein (the “Debt Financing”) with only fee amounts and other customary commercially sensitive terms redacted, none of which redacted provisions could affect the conditionality, enforceability, availability or aggregate principal amount of the Debt Financing (the “Debt Commitment Letter”). As of the date of this Agreement, the Debt Commitment Letter in the form delivered to the Partnership has not been amended or modified, no such amendment or modification is contemplated and none of the obligations and commitments contained in such Debt Commitment Letter have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. Neither Parent, Merger Sub nor any of their Affiliates has entered into any agreement, side letter or other arrangement relating to the Debt Financing other than as set forth in the Debt Commitment Letter provided to the Partnership pursuant to this Section 4.6. Assuming the accuracy of the representations and warranties set forth in Section 3.2(a) and compliance by the Partnership with Sections 5.2(b)(i) and 5.13, the Debt Financing, when funded in accordance with the Debt Commitment Letter, together with cash on hand of Parent and its Subsidiaries, will provide Parent and Merger Sub with sources of immediately available funds in the aggregate sufficient for Parent and Merger Sub to pay the aggregate Merger Consideration and any other amount required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions.

(b)               The Debt Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, each of the other parties thereto, except as enforcement may be limited by and subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach by Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other party thereto, of any term of the Debt Commitment Letter. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 and the performance by the Partnership of its obligations under this Agreement, Parent does not have any reason to believe that any party to the Debt Commitment Letter will be unable to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by it, that the conditions to the Debt Financing in the Debt Commitment Letter will not otherwise be satisfied or that the full amount of the Debt Financing will not be available on the Closing Date. The only conditions precedent or other contingencies related to the obligations of the Debt Financing Sources party to the Debt Commitment Letter to fund the full amount of the Debt Financing are those expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, there are no side letters or other Contracts, arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into side letters or other Contracts, arrangements or understandings (whether oral or written and whether or not legally binding) to which Parent, Merger Sub or any of their Affiliates is a party related to the Debt Financing other than as expressly contained in the Debt Commitment Letter and delivered to the Partnership prior to the date of this Agreement. For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any Affiliate of Parent or Merger Sub be a condition to any obligations of the Sponsor Entities hereunder.

Section 4.7.          Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Sponsor Entities specifically for inclusion in the Schedule 13E-3 (including any amendment or supplement thereto, the Proxy Statement included therein and any document incorporated by reference therein) shall, on the date the Schedule 13E-3 is filed with the SEC, the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to Common Unitholders or at the time of the Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Sponsor Entities make no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in the Schedule 13E-3.

Section 4.8.          Ownership of Partnership Interests.

(a)               As of the date of this Agreement, Parent is the beneficial owner of (i) 15,621,602 Common Units and (ii) 1,245,000 Class B Units (comprised of (A) 415,000 Class B-4 Units, (B) 415,000 Class B-5 Units and (C) 415,000 Class B-6 Units), which represent all of the Common Units and Class B Units held beneficially by Parent or any of its Subsidiaries. Such Common Units and Class B Units have been duly authorized and validly issued in accordance with the Partnership Agreement; and Parent beneficially owns such Common Units and Class B Units, free and clear of all Liens (other than Permitted Liens), except for restrictions on transferability contained in the Partnership Agreement or as may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act.

(b)               The General Partner is the sole general partner of the Partnership and owner of the General Partner Interest; such General Partner Interest has been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns such General Partner Interest free and clear of all Liens, except for restrictions on transferability contained in the Partnership Agreement.

Section 4.9.          No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of the Sponsor Entities, nor any other Person has made or is making any express or implied representation or warranty with respect to the Sponsor Entities or with respect to any other information provided to the Partnership and in connection with the Transactions. Without limiting the generality of the foregoing, none of the Sponsor Entities, nor any other Person will have or be subject to any liability or other obligation to the Partnership or any other Person resulting from the distribution to the Partnership or its Representatives, or the Partnership’s (or its Representatives’) use of any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership in any “data rooms” or management presentations in expectation of the Merger.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1.          Preparation of the Proxy Statement and the Schedule 13E-3; Unitholders Meeting.

(a)               As soon as practicable following the date of this Agreement, the Partnership and Parent shall prepare and file with the SEC the Proxy Statement and the Rule 13E-3 transaction statement on Schedule 13E-3 (as amended or supplemented, the “Schedule 13E-3”). The Partnership shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Common Unitholders as promptly as practicable following the date of this Agreement. No filing of, or amendment or supplement to, including by incorporation by reference, the Proxy Statement or the Schedule 13E-3 will be made by any Party without providing the other Parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the Common Unitholders. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either of the Proxy Statement or the Schedule 13E-3 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement and the Schedule 13E-3 or the transactions contemplated by this Agreement.

(b)               The Partnership shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Common Unitholders (the “Unitholders Meeting”) for the purpose of obtaining the Unitholder Approval. Subject to Section 5.3, the Partnership Board shall, acting upon the Conflicts

Committee Recommendation, make the Partnership Board Recommendation, and the Partnership shall use its commercially reasonable efforts to solicit from the Common Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the Unitholder Approval. The Proxy Statement shall include, subject to Section 5.3, the Partnership Board Recommendation. Once the Unitholders Meeting has been called and noticed, the Partnership shall not postpone or adjourn the Unitholders Meeting without the consent of Parent (other than (i) in order to obtain a quorum of the Common Unitholders or (ii) as reasonably determined by the Partnership to comply with applicable Law); provided that in no event shall the Unitholders Meeting be adjourned or postponed for longer than 10 days without the prior written consent of Parent. In no event shall any matter be submitted to the Common Unitholders at the Unitholders Meeting other than the matters specifically contemplated by this Agreement without the prior written consent of Parent.

(c)               Unless this Agreement is validly terminated in accordance with Article VII, the Partnership shall submit this Agreement to the Common Unitholders for approval at the Unitholders Meeting even if the Conflicts Committee shall have effected an Adverse Recommendation Change.

Section 5.2.          Conduct of Business.

(a)               Except as required by applicable Law or Judgment or as expressly required by this Agreement, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is validly terminated pursuant to Section 7.1), unless Parent otherwise expressly consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Partnership shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice and (ii) to the extent consistent with the foregoing, use commercially reasonable efforts to maintain and preserve intact its business organization, existing relations with key customers, suppliers and other Persons with whom the Partnership or its Subsidiaries have significant business relationships and the goodwill and reputation of the Partnership’s and its Subsidiaries’ respective businesses.

(b)               Except as required by applicable Law or Judgment or as expressly required by this Agreement, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is validly terminated pursuant to Section 7.1), unless Parent otherwise expressly consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Partnership shall not, and shall cause each of its Subsidiaries not to:

(i)                 issue, sell, transfer, pledge, dispose of, grant or authorize the issuance, sale, transfer, pledge, disposition or grant of, any Common Units or other equity or voting interests in the Partnership or its Subsidiaries, as applicable, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Common Units or other equity or voting interests, or any rights, warrants or options to purchase any shares of its Common Units or other equity or voting interests in the Partnership or its Subsidiaries, as applicable; provided that the Partnership may issue Common Units or other securities as required pursuant to (A) the issuance of Common Units upon conversion of Class B Units in accordance with the Partnership Agreement and

(B) the vesting or settlement of Partnership Awards outstanding on the date of this Agreement in accordance with the terms of the applicable Partnership Award in effect on the date of this Agreement; provided, further, that the Subsidiaries of the Partnership may make any such sales, issuances, transfers, pledges, dispositions or grants to the Partnership or a direct or indirect wholly owned Subsidiary of the Partnership; provided, further, that for the avoidance of doubt, the Partnership may cancel Preference Units following the redemption or repurchase of such Preference Units;

(ii)              redeem, purchase or otherwise acquire, directly or indirectly, any outstanding Common Units or other equity or voting interests of the Partnership or its Subsidiaries or any rights, warrants or options to acquire any Common Units or other equity or voting interests of the Partnership or its Subsidiaries, except (A) pursuant to the Partnership Awards outstanding on the date of this Agreement in accordance with the terms of the applicable Partnership Award, (B) in connection with the satisfaction of Tax withholding obligations with respect to Partnership Awards or (C) that the Partnership may purchase or redeem Preference Units;

(iii)            establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Common Units or other equity or voting interests of, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any equity interests of the Partnership or any of its Subsidiaries, in each case, other than (A) regular quarterly cash distributions not to exceed $0.01 per Common Unit in each case consistent with customary declaration, record and payment dates consistent with past practice and, with respect to Preference Units, in accordance with their terms or (B) dividends or distributions from wholly owned Subsidiaries of the Partnership to other wholly owned Subsidiaries of the Partnership or to the Partnership;

(iv)             split, combine, subdivide or reclassify any Common Units or other equity or voting interests of the Partnership or any non-wholly owned Subsidiaries of the Partnership;

(v)               (A) amend the Partnership Charter Documents or (B) amend in any material respect the comparable Charter Documents of any of the Subsidiaries of the Partnership in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions;

(vi)             adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Partnership or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among the Partnership and any wholly owned Subsidiary of the Partnership or among wholly owned Subsidiaries of the Partnership);

(vii)          (A) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business consistent with past practice (including distributions permitted under Section 5.2(b)(iii)) or (B) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice;

(viii)        convert from a limited partnership or limited liability company (as applicable), as the case may be, to any other business entity;

(ix)             other than in the ordinary course of business consistent with past practice, enter into, adopt, agree to, amend, modify or terminate any collective bargaining agreement or other Contract with any labor union, works council or other labor organization;

(x)               other than as required under the terms of any compensation or benefit plan, Contract or agreement as in effect as of the date hereof and provided to Parent (A) enter into, adopt, agree to, amend, modify or terminate any compensation or benefit plan, policy, program, Contract, agreement or arrangement, (B) grant, announce or increase, or commit to grant, announce or increase, any cash or equity or equity-based incentive, bonus, retention, severance or similar compensation or (C) accelerate or commit to accelerate the funding, payment or vesting of the benefits or compensation payable to any current or former employee, officer, director or individual independent contractor of the Partnership or any of its Subsidiaries;

(xi)             modify, amend, terminate or assign, or waive or assign any rights under, any Material Contract in a manner that is materially adverse to Parent and its Subsidiaries, taken as a whole, or which would have a Partnership Material Adverse Effect;

(xii)          waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding, seeking damages or injunction or other equitable relief, which is (A) material to the Partnership and its Subsidiaries, taken as a whole, or (B) a Proceeding relating to the Transactions;

(xiii)        other than in the ordinary course of business consistent with past practice, (A) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than any borrowings under the Partnership’s credit facilities in existence as of the date of this Agreement, (B) create any Lien on its property or the property of its Subsidiaries to secure indebtedness or (C) enter into any Contract having the economic effect of any of the foregoing;

(xiv)         (A) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (B) settle or compromise any material Proceeding relating to Taxes or (C) change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(xv)           knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (B) any of the conditions to the Closing set forth in Article VI not being satisfied, (C) any material delay or prevention of the consummation of the Merger or (D) a material violation of any provision of this Agreement; or

(xvi)         authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c)               Notwithstanding anything to the contrary herein, the Partnership may, and may permit or cause any Subsidiary of the Partnership to, take actions as may be reasonably necessary with respect to (i) any operational or maritime emergencies (including any piracy, marine disasters, accidents involving a Vessel, hurricanes, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development), equipment failures or an immediate and material threat to the health or safety of natural Persons, property, Vessels or the environment and (ii) the actual or anticipated effects of COVID-19 or any COVID-19 Measure; provided that, in each case, the Partnership shall promptly notify Parent of any such emergency situation or COVID-19 Measure to the extent it involves any immediate and material threat to the health or safety of natural Persons, property, Vessels or the environment and any actions taken in response thereto.

(d)               Notwithstanding anything to the contrary herein, during the period from the date of this Agreement until the Effective Time, if permitted by applicable Law, the Partnership shall declare and pay regular quarterly cash distributions to the holders of each of the Common Units, the Series A Preference Units, the Series B Preference Units and the Series C Preference Units, respectively, consistent with past practice; provided that in no event shall the regular quarterly cash distributions declared or paid by Partnership to the holders of Common Units be less than $0.01 per Common Unit.

Section 5.3.          No Solicitation; Adverse Recommendation Change.

(a)               The Partnership shall not, and the Partnership shall cause its Subsidiaries and use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing nonpublic information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent, its Subsidiaries, and their Affiliates, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) of assets of the Partnership and its Subsidiaries equal to 20% or more of the Partnership’s consolidated assets (based on their fair market value thereof) or to which 20% or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of any class of equity securities of the Partnership or (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning any class of equity securities of the Partnership (each, an “Acquisition Proposal”), other than the transactions contemplated hereby and other than in the ordinary course of business.

(b)               Except as permitted by Section 5.3(c), the Partnership shall not, and shall cause its Subsidiaries and use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or (ii) fail to include the Partnership Board Recommendation in the Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as an “Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s Subsidiaries, or the Partnership’s Representatives, other than any violation caused by or at the direction of Parent or by any of its Affiliates or Representatives acting on Parent’s behalf, shall be deemed to be a breach of this Section 5.3 by the Partnership.

(c)               Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Unitholder Approval, and subject to compliance in all material respects with this Section 5.3(c), the Conflicts Committee may make an Adverse Recommendation Change on behalf of the Partnership Board; provided, however, that the Conflicts Committee may not effect an Adverse Recommendation Change unless:

(i)                 the Conflicts Committee determines in good faith, after consultation with its outside legal counsel, that failure to effect an Adverse Recommendation Change would be adverse to the interests of the Unaffiliated Unitholders or would otherwise be a breach of its duties under the Partnership Agreement and applicable Law;

(ii)              the Conflicts Committee has provided prior written notice to Parent at least five days in advance of its intention to take such action, unless at the time such notice is otherwise required to be given there are less than five days prior to the Unitholders Meeting, in which case the Conflicts Committee shall provide as much notice as is practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(iii)            during the Partnership Notice Period, the Conflicts Committee has negotiated, and has directed its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Adverse Recommendation Change would not be adverse to the interests of the Unaffiliated Unitholders or would not otherwise be a breach of its duties under the Partnership Agreement and applicable Law; provided, however, that the Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether to make an Adverse Recommendation Change.

(d)               In addition to the other obligations of the Partnership set forth in this Section 5.3, the Partnership shall promptly advise Parent, orally and in writing, and in no event later than forty-eight hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership in respect of any Acquisition Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall keep Parent promptly (and in no event later than forty-eight (48) hours) informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership shall promptly (and in no event later than forty-eight (48) hours) provide Parent with copies of any additional written materials received by the Partnership or that the Partnership has delivered to any third party making an Acquisition Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

Section 5.4.          Commercially Reasonable Efforts.

(a)               Subject to and upon the terms and conditions of this Agreement, each of the Parties shall cooperate with the other Parties and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing set forth in Article VI applicable to such Party to be satisfied as promptly as reasonably practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including (A) preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents and (B) executing and delivering any additional instruments necessary to consummate the Transactions, (ii) obtain all Consents from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including any such Consents required under applicable Antitrust Laws, (iii) take all steps that are necessary, proper or advisable to avoid any Proceeding by any Governmental Authorities with respect to this Agreement or the Transactions and (iv) defend or contest in good faith any Proceeding by any third party, whether judicial or administrative, challenging this Agreement or that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(b)               Subject to and upon the terms and conditions of this Agreement, the Partnership and Parent shall each use its commercially reasonable efforts to (i) take all action necessary to ensure that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) is or becomes applicable to any of the Transactions or this Agreement and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of such Transactions, take all action necessary to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on such Transactions.

Section 5.5.          Public Announcements. The Sponsor Entities and the Partnership shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not (and shall not cause or permit their respective Subsidiaries or Representatives to) issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.3 or to the extent related to any actual or contemplated litigation between or among the Parties. The Parties agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in a form reasonably agreed to by the Parties. Notwithstanding the foregoing, the Sponsor Entities and the Partnership may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

Section 5.6.          Access to Information.

(a)               Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Partnership shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Each Party shall furnish promptly to each other Party a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws.

(b)               This Section 5.6 shall not require either Party to permit any access, or to disclose any information, that in the reasonable, good-faith judgment (after consultation with counsel) of such Party would reasonably be expected to result in (i) any violation of any contract or Law to which such Party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such Party’s good-faith judgment (after consultation with counsel) adversely affect in any material respect such Party’s position in any pending or, what such Party believes in good faith (after consultation with counsel) could be, future litigation, or (ii) if such Party or any of its Subsidiaries, on the one hand, and each other Party or any of their Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (A) would not (in the good-faith belief of the Party being requested to disclose the information (after consultation with counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good-faith belief of the Party being requested to disclose the information (after consultation with counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of each other Party shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (1) notify each other Party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (2) communicate to each other Party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)), and (3) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any Contract, use commercially reasonable efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such Contract).

(c)               No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the Parties.

Section 5.7.          Debt Financing.

(a)               Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not, without the prior written consent of the Partnership (such consent not to be unreasonably withheld, delayed or conditioned), effect or permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Commitment Letter if such amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing to an amount that is less than the amount that would be required, when taken together with cash on hand of Parent and its Subsidiaries and other sources of funds available to Parent and Merger Sub on the Closing Date (including any amounts to be received pursuant to Section 5.13), to pay the aggregate Merger Consideration and any other amount required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions, (ii) impose additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or any other terms to the Debt Financing in a manner that would reasonably be expected to prevent or materially delay the Closing Date or (iii) adversely impact the ability of Parent to enforce its rights against the Debt Financing Sources under the Debt Commitment Letter.

(b)               Subject to the terms and conditions set forth herein, prior to the Effective Time, Parent shall use, or cause Merger Sub to use, its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using its commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter, (ii) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Debt Commitment Letter that are within its control, (iii) consummate the Debt Financing at or prior to the Closing, (iv) comply with its obligations pursuant to the Debt Commitment Letter and (v) enforce its rights pursuant to the Debt Commitment Letter.

(c)               In the event that any portion of the Debt Financing becomes unavailable, Parent shall (i) promptly notify the Partnership in writing of such unavailability and the reason therefor and (ii) use its commercially reasonable efforts to (A) obtain as promptly as practicable debt financing from alternative sources (the “Alternative Debt Financing”) in an amount sufficient, when taken together with cash on hand of Parent and its Subsidiaries and other sources of funds available to Parent and Merger Sub on the Closing Date (including any amounts to be received pursuant to Section 5.13), to pay the aggregate Merger Consideration and any other amount required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions and that do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Debt Commitment Letter and (B) obtain, and, when obtained, provide the Partnership with a copy of, a new financing commitment that provides for such Alternative Debt Financing (the “Alternative Debt Commitment Letter”). If applicable, any reference in this Agreement to the term “Debt Commitment Letter” shall be deemed to include any such Alternative Debt Commitment Letter and any fee letter referred to in such Alternative Debt Commitment Letter and any reference in this Agreement to the term “Debt Financing” shall be deemed to include any such Alternative Debt Financing.

(d)               The Partnership shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ respective Representatives to, cooperate with Parent as necessary in connection with the arrangement, syndication and consummation of the Debt Financing as may be reasonably requested by Parent, including: (i) participation by members of management and other Representatives of the Partnership in a reasonable number of meetings, conference calls, presentations and due diligence sessions in connection with the Debt Financing; (ii) assisting Parent and the Debt Financing Sources in the preparation of customary bank information memoranda (including, to the extent reasonably requested, an additional bank information memorandum that does not include material non-public information), lender presentations or other marketing and syndication documents and materials customarily used to arrange financings of the type contemplated by the Debt Commitment Letter and otherwise reasonably cooperating with the marketing efforts of Parent and the Debt Financing Sources for any portion of the Debt Financing; (iii) delivering customary representation and authorization letters with respect to information in respect of the Partnership and its Subsidiaries contained in the bank information memoranda and other similar documents; (iv) using commercially reasonable efforts to ensure that the Debt Financing Sources benefit materially from the existing lending relationships of the Partnership and its Subsidiaries; (v) furnishing Parent as promptly as practicable with any financial and other information regarding the Partnership and its Subsidiaries as is reasonably requested by Parent or the Debt Financing Sources in connection with the Debt Financing; (vi) assisting in the preparation of, and executing and delivering, certificates and other documents as may be necessary in connection with the definitive agreements for the Debt Financing; (vii) furnishing Parent and the Debt Financing Sources with all documentation and information regarding the Partnership and its Subsidiaries that any Debt Financing Source reasonably determines is required under applicable “know your customer” and anti-money laundering rules and regulations; (viii) facilitating the pledging of collateral, as contemplated by the Debt Commitment Letter, substantially concurrently with the Closing and (ix) cooperating with the Debt Financing Sources’ requests for due diligence to the extent customary and reasonable; provided, however, that nothing in this this Section 5.7(d) will require any such cooperation to the extent that it would (A) require the Partnership to pay any fees or reimburse any expenses with respect to or in connection with the Debt Financing prior to the Closing for which it has not received prior reimbursement, (B) require the Partnership to approve or enter into any certificate, agreement, arrangement, document or instrument with respect to or in connection with the Debt Financing that would be effective prior to the Closing (except the representation and authorization letters referred to in clause (iii) above), (C) unreasonably interfere with the ongoing business operations of the Partnership and its Subsidiaries, (D) cause any Representative of the Partnership or any of its Subsidiaries to incur any personal liability, (E) provide access to or disclose information if the Partnership reasonably determines that providing such access to or disclosing such information would result in a loss of the ability of the Partnership to successfully assert a claim of privilege (including, without limitation, the attorney-client and work product privileges); provided that, under any circumstance described in this clause (E), the Partnership shall cooperate with Parent to implement a solution to permit the access to the applicable information generally contemplated by this Section 5.7(d), (F) include any actions that the Partnership reasonably believes would (1) result in a violation of any organizational document of the Partnership or any of its Subsidiaries, any Material Contract or any Law or (2) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition set forth in Article VI to fail to be satisfied or (G) require the Partnership to prepare any financial statement or information that is not available to it and is not prepared in the ordinary course of its financial reporting practice. The Partnership hereby consents to the use of the Partnership’s logos in connection with the Debt Financing; provided that the logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Partnership or any of its Subsidiaries or the reputation or the goodwill of the Partnership or any of its Subsidiaries.

Section 5.8.          Notification of Certain Matters. The Partnership shall give prompt notice to Parent, and Parent shall give prompt notice to the Partnership, of (a) any notice or other communication received by such Party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent is reasonably likely to be material to the Partnership or Parent, (b) any Proceedings commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the Transactions, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or nonoccurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (d) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (c) and (d), the failure to comply with this Section 5.8 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.9.          Indemnification and Insurance.

(a)               For purposes of this Section 5.9, “Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of the Partnership or any of its Subsidiaries, and also with respect to any such Indemnified Person, in his or her capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership)

serving at the request of or on behalf of the Partnership or any of its Subsidiaries, together with such Indemnified Person’s heirs, executors or administrators.

(b)               From and after the Effective Time, to the fullest extent that the Partnership (as the Surviving Entity) or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, Parent shall, or shall cause the Surviving Entity to, (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding based on or arising out of (i) the fact that an Indemnified Person is or was a director or officer of the Partnership or any of its Subsidiaries or (ii) acts or omissions by an Indemnified Person in the Indemnified Person’s capacity as a director or officer of the Partnership or any of its Subsidiaries or taken at the request of the Partnership or nay of its Subsidiaries, in each case under clause (i) or (ii), at or any time prior to the Effective Time, and provide advancement promptly, and in any event within 10 days after any written request, of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses contained in the Partnership Agreement and the Charter Documents of any applicable Subsidiary thereof immediately prior to the Effective Time and ensure that the organizational documents of the Surviving Entity and its Subsidiaries shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Partnership, and its Subsidiaries than are presently set forth in the Partnership Agreement and such other Charter Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 5.9(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c)               The Surviving Entity shall maintain in effect for three years from the Effective Time (the “Initial Coverage Period”) the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that, with the written consent of Parent obtained prior to the Effective Time, the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity be required to expend pursuant to the first sentence of this Section 5.9(c) more than an amount per year equal to 200% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership elects, then, in lieu of the obligations of the Surviving Entity under the first sentence of this Section 5.9(c), the Partnership may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that the cost of the “tail policy” shall be borne by the Surviving Entity and in no event shall the cost of such policy exceed the Maximum Amount. In addition, the Surviving Entity shall maintain in effect for three years following the Initial Coverage Period directors’ and officers’ liability insurance policies, covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons, with reputable carriers and with coverage containing terms and conditions that are no less favorable to the Indemnified Persons than the directors’ and officers’ liability insurance policies then-maintained for the directors and officers of Parent (and in any event providing for not less than $40,000,000 of coverage).

(d)               The rights of any Indemnified Person under this Section 5.9 shall be in addition to any other rights such Indemnified Person may have under the Partnership Agreement, the Charter Documents of any Subsidiary of the Partnership, the Marshall Islands LP Act or the Marshall Islands LLC Act. The provisions of this Section 5.9 shall survive the consummation of the Transactions for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of its businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations of the Surviving Entity set forth in this Section 5.9.

Section 5.10.      Securityholder Litigation. The Partnership shall give Parent prompt notice and the opportunity to lead the joint defense or settlement of any securityholder litigation against the Partnership, the General Partner or their respective officers and/or directors relating to the Merger and the other Transactions, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.11.      Performance by the Partnership. Parent shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and its Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership and its Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent or its duly authorized Representatives.

Section 5.12.      Conflicts Committee. Prior to the Effective Time, neither the General Partner nor Parent nor their Representatives shall, without the consent of the Conflicts Committee, cause or take any action that would cause the elimination of the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the Partnership Board that is a member of the Conflicts Committee either as a member of the Partnership Board or the Conflicts Committee, without the affirmative vote of the Conflicts Committee. For the avoidance of doubt, this Section 5.12 shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the Partnership Agreement.

Section 5.13.      Special Distribution. As soon as reasonably practicable after receipt of the Unitholder Approval, and in any event no less than two business days prior to the Closing Date, the Partnership Board shall (and Parent shall cause its Representatives on the Partnership Board to) declare the Special Distribution with a record date on a business day prior to the Closing Date and a payment date occurring on or prior to the Closing Date, in each case in accordance with, and subject to the requirements of, the Partnership Agreement and applicable Law, and which dates shall be reasonably agreed among the Parties. The Special Distribution shall be allocated as contemplated by Section 6.3 of the Partnership Agreement and paid to Common Unitholders and the General Partner prior to the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1.          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)               Unitholder Approval. The Unitholder Approval shall have been obtained in accordance with applicable Law and the Partnership Agreement.

(b)               No Injunctions or Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining, restraining, or otherwise making illegal, preventing or prohibiting the consummation of the Merger.

(c)               Special Distribution. The Special Distribution shall have been declared and paid in accordance with Section 5.13.

Section 6.2.          Conditions to Obligations of the Sponsor Entities to Effect the Merger. The obligations of the Sponsor Entities to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)               Representations and Warranties.  The representations and warranties of the Partnership (i) set forth in Sections 3.3(a) and 3.3(c) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 3.2(a) shall be true and correct in all but de minimis respects, in each case both when made and at and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) (iii) set forth in Article III (other than Sections 3.2(a), 3.3(a) and 3.3(c)) shall be true and correct, in each case both when made and at and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification or limitation as to “materiality”, “Partnership Material Adverse

Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)               Performance of Obligations of the Partnership. The Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)               No Partnership Material Adverse Effect. Since the date of this Agreement there shall not have been any Partnership Material Adverse Effect.

(d)               Certificates. The Partnership shall have delivered to Parent a certificate of an authorized officer of the Partnership, dated as of the Closing Date, in form and substance reasonably acceptable to Parent, to the effect that the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

Section 6.3.          Conditions to Obligations of the Partnership to Effect the Merger. The obligations of the Partnership to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)               Representations and Warranties. The representations and warranties of the Sponsor Entities (i) set forth in Section 4.3(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) set forth in Article IV (other than Section 4.3(a)) shall be true and correct, in each case both when made and at and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification or limitation as to “materiality” or words of similar import set forth therein) does not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, interfere with or hinder the consummation of the Transactions.

(b)               Performance of Obligations of the Sponsor Entities. The Sponsor Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)               Certificates. Parent shall have delivered to the Partnership a certificate of an authorized officer of Parent, dated as of the Closing Date, in form and substance reasonably acceptable to the Partnership, to the effect that the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 6.4.          Frustration of Closing Conditions. The Partnership may not rely on the failure of any condition set forth in Section 6.1 or 6.3 to be satisfied if the failure of the Partnership to perform in all material respects any of its obligations under this Agreement, including to use its commercially reasonable efforts to consummate the Transactions, as required by and subject to the terms of this Agreement, was the primary cause of or primarily resulted in the failure of such condition to be satisfied. The Sponsor Entities may not rely on the failure of any condition set forth in Section 6.1 or 6.2 to be satisfied if the failure of a Sponsor Entity to perform in all material respects any of its obligations under this Agreement, including to use its commercially reasonable efforts to consummate the Transactions, as required by and subject to the terms and conditions of this Agreement, was the primary cause of or primarily resulted in the failure of such condition to be satisfied.

ARTICLE VII

TERMINATION

Section 7.1.          Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)               by the mutual written consent of the Partnership and Parent duly authorized by each of the Conflicts Committee and the Parent Board, respectively;

(b)               by either of Parent or, following authorization by the Conflicts Committee, the Partnership:

(i)                 if the Closing shall not have been consummated on or before October 6, 2023 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party (A) if the breach by such Party of its representations and warranties set forth in this Agreement or the failure of such Party to perform any of its obligations under this Agreement, its failure to act in good faith or its failure to use its commercially reasonable efforts to consummate the Transactions, including to the extent required by and subject to Section 5.4, has been a principal cause of or resulted in the failure of the Merger to be consummated on or prior to such date (it being understood that Parent, Merger Sub and the General Partner shall be deemed a single party for purposes of the foregoing proviso) or (B) if any other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii)              if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement under this Section 7.1(b)(ii) shall have performed in all material respects its obligations under this Agreement, acted in good faith and used commercially reasonable efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement; or

(iii)            if the Unitholders Meeting at which the vote was taken shall have concluded and the Unitholder Approval shall not have been obtained; provided, however, that the Party seeking to terminate this Agreement under this Section 7.1(b)(iii) shall have performed in all material respects its obligations under this Agreement with respect thereto;

(c)               by Parent:

(i)                 if an Adverse Recommendation Change shall have occurred; or

(ii)              if the Partnership shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B) is not reasonably capable of being cured prior to the Outside Date or has not been cured by the Partnership within 30 days following receipt of written notice from Parent of such breach or failure to perform stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(ii) (or in any event, has not been cured by the Outside Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if any of the Sponsor Entities is then in material breach of any of its representations, warranties, obligations or agreements hereunder;

(d)               by the Partnership if a Sponsor Entity shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (B) is not reasonably capable of being cured prior to the Outside Date or has not been cured by the applicable Sponsor Entity within 30 days following receipt of written notice from the Partnership of such breach or failure to perform stating the Partnership’s intention to terminate this Agreement pursuant this Section 7.1(d); provided that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) (1) if the Partnership is then in material breach of any of its representations, warranties, obligations or agreements hereunder and (2) without such termination first being authorized by the Conflicts Committee.

Section 7.2.          Effect of Termination.

(a)       In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in this Section 7.2 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the General Partner, the Partnership, any Debt Financing Source or their respective directors, officers and Affiliates, except (i) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (ii) that no such termination shall relieve any Party from liability for fraud or any Willful Breach.

(b)       Notwithstanding Section 7.2(a) or anything else to the contrary in this Agreement, in the event this Agreement is terminated (i)(A) by either of Parent or, following authorization by the Conflicts Committee, the Partnership pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) at a time when this Agreement was terminable by Parent pursuant to Section 7.1(c)(i) or (B) by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii), the Partnership shall pay Parent the reasonable and documented out-of-pocket costs and expenses of the Sponsor Entities (including outside attorney’s fees and disbursements) incurred in connection with this Agreement, the Support Agreement and the Debt Commitment Letter and the transactions contemplated hereby and thereby or (ii) by the Partnership pursuant to Section 7.1(d), Parent shall pay the Partnership its reasonable and documented out-of-pocket costs and expenses (including outside attorney’s fees and disbursements) incurred in connection with this Agreement, the Support Agreement and the Debt Commitment Letter and the transactions contemplated hereby and thereby; provided that in no event shall the Partnership or Parent, as applicable, be required to provide reimbursement pursuant to this Section 7.2(b) in an aggregate amount in excess of $5,000,000.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.          No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time; provided that this Section 8.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

Section 8.2.          Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after receipt of the Unitholder Approval, only by written agreement of the Parties; provided, however, that (a) following receipt of the Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law would require further approval by the Common Unitholders without such approval having first been obtained and (b) the Partnership may not, without the prior written approval of the Conflicts Committee, agree to any amendment or modification of this Agreement. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Conflicts Committee.

Section 8.3.          Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party or (c) subject to the requirements of applicable Law, waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions (it being understood that the Sponsor Entities shall be deemed a single party for purposes of the foregoing); provided, however, that (i) the Partnership may not make or authorize any such waiver or extension without the prior approval of the Conflicts Committee and (ii) following receipt of the Unitholder Approval, there shall be no waiver or extension which by applicable Law would require further approval by the Common Unitholders without such approval having first been obtained. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 8.4.          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5.          Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, PDF, electronic mail or electronic signature), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 8.6.          Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Exhibits attached hereto, the Support Agreement and the Debt Commitment Letter, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder, except for (i) if the Effective Time occurs, the right of the Common Unitholders to receive the Merger Consideration and any distribution (including the Special Distribution) payable in accordance with Article II, (ii) the rights of the Indemnified Persons set forth in Section 5.9 and (iii) the rights of the Related Parties set forth in Section 8.13, which in each case are intended for the benefit of, and shall be enforceable by, such Persons referred to respectively in clauses (i), (ii) and (iii) above.

Section 8.7.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the Laws of the Marshall Islands are mandatorily applicable to the Merger.

(b)               Each of the Parties irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties or their successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Proceeding relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and, to the fullest extent permitted by Law, agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 8.9 or in such other manner as may be permitted by applicable Laws shall be valid and sufficient service thereof.

(c)               EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY IN THE

NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS.

Section 8.8.          Specific Enforcement. The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement and the Transactions, subject to the terms and conditions of this Agreement. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.7(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that, prior to the valid termination of this Agreement in accordance with Article VII, it will not assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not assert that a remedy of monetary damages would provide an adequate remedy or that such Party otherwise has an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.8 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.9.          Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to Parent, Merger Sub or the General Partner, to:

GasLog Ltd.
c/o GasLog LNG Services Ltd.
69 Akti Miaouli
18537 Piraeus
Greece

Attention:     Alexandros Laios, General Counsel
Email:            alaios@gaslogltd.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:    D. Scott Bennett

                        Andrew C. Elken

                        Jin-Kyu Baek

Email:           sbennett@cravath.com
                        aelken@cravath.com

                        jbaek@cravath.com

If to the Partnership, to:

GasLog Partners LP
c/o GasLog LNG Services Ltd.
69 Akti Miaouli
18537 Piraeus

Greece

Attention:     Alexandros Laios, General Counsel
Email:            alaios@gaslogltd.com

with a copy to each of (which shall not constitute notice) to:

Richards, Layton & Finger, P.A.
One Rodney Square, 920 North King Street
Wilmington, Delaware 19801

Attention:    Srinivas M. Raju

                        Kenneth Jackman
Email:           raju@rlf.com

                        jackman@rlf.com

or such other address or email address as such Party may hereafter specify by like notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the succeeding business day in the place of receipt.

Section 8.10.      Severability. If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 8.10 with respect thereto. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the

Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.11.   Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the Party incurring or required to incur such fees or expenses, provided that expenses relating to the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of the Unitholder Approval shall be paid 50% by Parent and 50% by the Partnership.

Section 8.12.      Interpretation.

(a)               When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent”, “delivered to Parent” and words of similar import refer to documents delivered in person or electronically to Parent, Merger Sub or their respective Representatives prior to the entry into this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under IFRS. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b)               The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.13.      Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or Affiliate of any Party or any of their respective successors or assigns or past, present or future directors, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives or Affiliates of the Parties (in each case, other than any Affiliate that is expressly a Party) (collectively, the “Related Parties”) shall have any liability (whether at law, in equity, in contract, in tort or otherwise) for any obligations or liabilities of the Parties arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith; provided, however, that nothing in this Section 8.13 shall limit any liability of the Parties or the parties to the Support Agreement for breaches of the terms and conditions of this Agreement and the Support Agreement, as applicable.

Section 8.14.      Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary (but subject to the proviso at the end of this paragraph), each Party, on behalf of itself, its Subsidiaries, its controlled Affiliates and the Representatives of each of the foregoing, hereby: (a) agrees that any Proceeding involving a Debt Financing Source arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the agreements entered into in connection with the Debt Financing or the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the Laws of the State of Delaware)) shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (c) agrees not to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the agreements entered into in connection with the Debt Financing or the Debt Commitment

Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any such Proceeding in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Proceeding brought against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the agreements entered into in connection with the Debt Financing or the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or any of the agreements entered into in connection with the Debt Financing or the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that this Agreement may not be enforced against any Debt Financing Source and agrees that no Debt Financing Source will have any liability to the Partnership, any of its Subsidiaries or any of their respective Representatives, and hereby knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law any rights or claims against any Debt Financing Source, in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or any of the agreements entered into in connection with the Debt Financing or the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, and shall be entitled to rely on, this Section 8.14 and (i) agrees that Sections 7.2, 8.4, 8.15 and 8.13, this Section 8.14 and the definition of “Debt Financing Sources” (and any other provision or definition in this Agreement to the extent an amendment, modification, waiver or termination of such provision or definition would modify the substance of any of the foregoing provisions or definitions) may not be amended, modified, waived or terminated in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter; provided that notwithstanding the foregoing, nothing in this Section 8.14 shall in any way limit or modify the obligations of any Debt Financing Source to the Parent or any of its Subsidiaries, or the rights of the Parent or any its Subsidiaries against any Debt Financing Source, in each case under the Debt Commitment Letter or the definitive agreements executed in connection with the Debt Financing.

Section 8.15.      Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquisition Proposal” has the meaning set forth in Section 5.3(a).

“Adverse Recommendation Change” has the meaning set forth in Section 5.3(b).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, unless expressly provided otherwise, the Partnership and its Subsidiaries shall not be considered Affiliates of Parent or any of Parent’s other Affiliates, nor shall Parent or any of Parent’s Affiliates be considered Affiliates of the Partnership or its Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Debt Commitment Letter” has the meaning set forth in Section 5.7(c).

“Alternative Debt Financing” has the meaning set forth in Section 5.7(c).

“Antitrust Laws” means all applicable antitrust and competition Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit,

restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“BHL” has the meaning set forth in the Recitals.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, Bermuda or the Marshall Islands are authorized or required by Law to be closed; provided that any day that the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands is not accepting filings shall not be a “business day” for purposes of Section 1.2.

“Capitalization Date” has the meaning set forth in Section 3.2(a).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Charter Documents” means, with respect to any entity at any time, in each case as amended, modified and supplemented at that time, (a) the articles and, where relevant, the memorandum of association or certificate of formation, incorporation, partnership or organization (or the equivalent organizational documents) of that entity, (b) the bylaws, partnership agreement or limited liability company agreement or regulations (or the equivalent governing documents) of that entity, and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity’s equity interests or of any rights in respect of that entity’s equity interests.

“Class B Units” means Class B Units as defined in the Partnership Agreement.

“Class B-4 Units” means Class B-4 Units as defined in the Partnership Agreement.

“Class B-5 Units” means Class B-5 Units as defined in the Partnership Agreement.

“Class B-6 Units” means Class B-6 Units as defined in the Partnership Agreement.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(f).

“Common Unit” means a Common Unit as defined in the Partnership Agreement.

“Common Unitholders” mean the holders of the Common Units.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Conflicts Committee Recommendation” has the meaning set forth in the Recitals.

“Consent” means any consent, waiver, approval, clearance, order, license, Permit, order, non-objection, non-action, expiration of waiting periods or authorization.

“Consideration” has the meaning set forth in the Preamble.

“Contract” means any binding loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, capital lease, sale-leaseback, sublease, license, contract or other agreement, instrument, obligation or arrangement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measure” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Judgment, guideline or recommendation promulgated by any relevant industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security (CARES) Act and the Families First Coronavirus Response Act.

“Debt Commitment Letter” has the meaning set forth in Section 4.6(a).

“Debt Financing” has the meaning set forth in Section 4.6(a).

“Debt Financing Sources” means the Persons that have committed or commit prior to the Closing Date to provide or arrange the Debt Financing in connection with the Transactions, including the parties to any commitment letters, engagement letters, joinder agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective former, current and future direct or indirect Affiliates, and the respective equityholders, members, general or limited partners, managers, investment vehicles, officers, directors, employees, attorneys, advisors, agents and Representatives of the foregoing and their respective permitted successors and assigns.

“Effective Time” has the meaning set forth in Section 1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Financial Advisor” has the meaning set forth in Section 3.7.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Approval” has the meaning set forth in the Recitals.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Unit” has the meaning set forth in the Partnership Agreement.

“GEPIF” has the meaning set forth in the Recitals.

“Governmental Approvals” has the meaning set forth in Section 3.4.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body or self-regulated entity, tribunal, commission or authority or other legislative, executive or judicial governmental entity or any agency, department, division, commission or political subdivision thereof, whether federal, state or local, domestic, tribal, foreign, national, provincial or multinational.

“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Indemnified Person” has the meaning set forth in Section 5.9(a).

“Initial Coverage Period” has the meaning set forth in Section 5.9(c).

“Judgment” has the meaning set forth in Section 3.5.

“Knowledge” means, (a) with respect to the Partnership, the actual knowledge of the Partnership's Chief Executive Officer, Chief Financial Officer and General Counsel, after due inquiry of their direct reports and (b) with respect to Parent, the actual knowledge of Parent’s Chief Executive Officer, Chief Financial Officer and General Counsel, after due inquiry of their direct reports.

“Law” means any federal, state, local or foreign, national, provincial or multinational law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, writ, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law.

“Liens” means any pledges, liens, charges, mortgages, encumbrances, deeds of trust, conditions, covenants, restrictions, options, rights of first refusal or offer, conditional sales or other title retention agreements, adverse claims of ownership or use, easements, encroachments, third-party rights, leases, licenses, hypothecations or security interests of any kind or nature.

“Marshall Islands LLC Act” means the Marshall Islands Limited Liability Company Act of 1996, as amended.

“Marshall Islands LP Act” means the Marshall Islands Limited Partnership Act, as amended.

“Material Contract” means any Contract that would be required to be filed by the Partnership as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Parent Board” has the meaning set forth in the Recitals.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of GasLog Partners LP, as amended or supplemented from time to time.

“Partnership Award” means a Partnership PCU Award or Partnership RCU Award, as applicable.

“Partnership Board” has the meaning set forth in the Recitals.

“Partnership Board Recommendation” has the meaning set forth in the Recitals.

“Partnership Charter Documents” means (a) the Certificate of Limited Partnership of the Partnership, dated as of January 23, 2014, and (b) the Partnership Agreement.

“Partnership Financial Statements” means, collectively, (a) the Partnership’s audited consolidated (i) statements of financial position as of December 31, 2020 and 2021, (ii) statements of profit or loss for the years ended December 31, 2019, 2020 and 2021, (iii) statements of changes in equity for the years ended December 31, 2019, 2020 and 2021 and (iv) statements of cash flows for the years ended December 31, 2019, 2020 and 2021, in each case, contained in the Partnership’s Form 20-F filed by the Partnership with the SEC on March 1, 2022 and (b) the Partnership’s unaudited condensed consolidated (i) statements of financial position as of December 31, 2021 and 2022, (ii) statements of profits or loss for the three months and years ended December 31, 2021 and 2022 (iii) statements of cash flows for the years ended December 31, 2021 and 2022, in each case, contained in the Report of Foreign Private Issuer on Form 6-K filed by the Partnership with the SEC on January 26, 2023.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plan” means the GasLog Partners LP 2015 Long-Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.

“Partnership Material Adverse Effect” means any fact, circumstance, effect, change, event or development that, individually or in the aggregate, with all other facts, circumstances, effects, changes, events or developments, (a) would prevent or materially delay, interfere with, hinder or impair the consummation by the Partnership of any of the Transactions in accordance with the terms of this Agreement or (b) has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Partnership and its Subsidiaries, taken as a whole; provided that, in the case of clause (b), no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Partnership Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: (i) any change or condition affecting any industry in which the Partnership or any of its Subsidiaries operates; (ii) any economic, legislative or political condition or any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area, including changes in interest or exchange rates, monetary policy or inflation; (iii) any failure in and of itself by the Partnership or any of its Subsidiaries to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has or will be, a Partnership Material Adverse Effect); (iv) the announcement or the pendency of the Merger (other than for purposes of the representations and warranties contained in Section 3.3(b) and Section 6.2(a) to the extent related to such representations and warranties), including any unitholder litigation arising out of or related to this Agreement; (v) any change in and of itself in the market price, credit rating or trading volume of Common Units on the New York Stock Exchange or any change affecting the ratings or the ratings outlook for the Partnership or any of its Subsidiaries (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has or will be, a Partnership Material Adverse Effect); (vi) any change in applicable Law, regulation or IFRS (or authoritative interpretation thereof); (vii) social unrest, riots, protests, geopolitical conditions, the outbreak or escalation of hostilities, any act of war, cyberattack, sabotage or terrorism, or any escalation or worsening of any such act of war, cyberattack, sabotage or terrorism threatened or underway as of the date of this Agreement (except that any damage or  destruction of any Vessels of the Partnership and its Subsidiaries may be deemed to constitute, or be taken into account in determining whether there has or will be, a Partnership Material Adverse Effect to the extent that losses resulting therefrom are not covered by insurance); (viii) the occurrence or worsening of any pandemic, epidemic, public health emergency or disease outbreak (including COVID-19) or (ix) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development (except that any damage or destruction of  any Vessels of the Partnership and its Subsidiaries may be deemed to constitute, or be taken into account in determining whether there has or will be, a Partnership Material Adverse Effect to the extent that losses resulting therefrom are not covered by insurance); provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (i), (ii), (vi), (vii), (viii) and (ix) above may be taken into account in determining whether a Partnership Material Adverse Effect has occurred to the extent such fact, circumstance, effect, change, event or development has a disproportionate adverse effect on the Partnership and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Partnership and its Subsidiaries operate.

“Partnership Notice Period” has the meaning set forth in Section 5.3(c).

“Partnership PCU Award” means a restricted common unit award with respect to a Common Unit that remains subject to performance-based vesting conditions.

“Partnership RCU Award” means a restricted common unit award with respect to a Common Unit that is not a Partnership PCU Award.

“Partnership SEC Documents” means, collectively, all reports, schedules, forms, statements or other documents filed with, or furnished to, the SEC on or after January 1, 2022, and prior to the date of this Agreement by the Partnership and its Subsidiaries and publicly available prior to the date of this Agreement, including all exhibits and schedules thereto and documents incorporated by reference therein.

“Party” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“PCU Consideration” has the meaning set forth in Section 2.3(b).

“Permit” means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations and orders of any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable, or the amount or validity of which is being contested in good faith and by appropriate proceedings and, in either case, for which adequate reserves are being maintained on the most recent Partnership Financial Statements in accordance with IFRS, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (c) Liens securing payment, or any obligation, of the Partnership or its Subsidiaries with respect to outstanding indebtedness so long as there is no default under such indebtedness, (d) pledges or deposits by the Partnership or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (e) licenses (including nonexclusive licenses of intellectual property) granted to third parties in the ordinary course of business by the Partnership or its Subsidiaries, (f) Liens created by or through the actions of Parent or any of its Affiliates, (g) transfer restrictions imposed by applicable Law, (h) Liens on Vessels for crews’ wages and salvage, for claims covered by insurance and for maritime liens arising in the ordinary course of business which secure obligations not yet due or payable or not more than 30 days overdue, and (i) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing or intended use of the asset or property affected by such Lien or imperfection.

“Person” means an individual, corporation, limited liability company, limited or general partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority or any group comprised of two or more of the foregoing.

“Preference Units” means Preference Units as defined in the Partnership Agreement.

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case, whether, civil, criminal, administrative, investigative, or otherwise, and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding results in a formal civil or criminal litigation or other action.

“Proxy Statement” has the meaning set forth in Section 3.4.

“RCU Consideration” has the meaning set forth in Section 2.3(a).

“Related Parties” has the meaning set forth in Section 8.13.

“Representatives” means, with respect to any Person, its officers, directors, equityholders, employees, agents, financial advisors, investment bankers, attorneys, accountants, consultants and other advisors and representatives.

“Restraints” has the meaning set forth in Section 6.1(b).

“Schedule 13E-3” has the meaning set forth in Section 5.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Series A Preference Units” means Series A Preference Units as defined in the Partnership Agreement.

“Series B Preference Units” means Series B Preference Units as defined in the Partnership Agreement.

“Series C Preference Units” means Series C Preference Units as defined in the Partnership Agreement.

“Shareholders’ Agreement” means the Shareholders’ Agreement, dated as of June 9, 2021, among Parent, GEPIF and each of those existing shareholders of Parent that are listed on Schedule I thereto.

“Special Approval” means Special Approval as defined in the Partnership Agreement.

“Special Distribution” has the meaning set forth in the Recitals.

“Sponsor Entities” has the meaning set forth in the Preamble.

“Sponsor Units” has the meaning set forth in Section 2.1(c).

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. When used with respect to the Sponsor Entities, the term “Subsidiary” shall not include the Partnership or its Subsidiaries unless otherwise specifically provided in this Agreement.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 1.1.

“Takeover Law” has the meaning set forth in Section 5.4(b).

“Tax” means all U.S. and non-U.S. federal, national, provincial, state or local taxes, charges, fees, levies or other similar assessments or liabilities, in each case in the nature of taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, license, payroll, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, profits, social security (or similar), unemployment, disability, registration, value added, alternative or add-on minimum, estimated and franchise taxes, and any other tax of any kind or any charge of any kind, in each case in the nature of taxes, imposed by a Governmental Authority, together with any interest, penalties, assessments or additions to tax imposed with respect to such amounts, whether or not disputed.

“Tax Returns” means all reports, returns, declarations, claims for refunds, statements or other information supplied or required to be supplied to a Governmental Authority relating to Taxes or any amendment thereof or schedule or attachment thereto.

“Transactions” has the meaning set forth in the Recitals.

“Unaffiliated Unitholders” means Common Unitholders other than Parent and its Affiliates.

“Unitholder Approval” has the meaning set forth in Section 3.3(c).

“Unitholders Meeting” has the meaning set forth in Section 5.1(b).

“Vessels” means, collectively, all vessels wholly owned by the Partnership or any of its Subsidiaries, all vessels chartered-in by the Partnership or any of its Subsidiaries pursuant to charter arrangements and any other vessels in which the Partnership or any of its Subsidiaries have an ownership interest.

“Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such party’s act or failure to act (including acts or failures to act by a party’s Representative at the direction of such party) would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

PARENT:
GASLOG LTD.
By:	/s/ Paolo Enoizi
	Name:	Paolo Enoizi
	Title:	Chief Executive Officer

MERGER SUB:
SATURN MERGER SUB LLC
By:	/s/ Paolo Enoizi
	Name:	Paolo Enoizi
	Title:	Chief Executive Officer

THE PARTNERSHIP
GASLOG PARTNERS LP
By:	/s/ Paolo Enoizi
	Name:	Paolo Enoizi
	Title:	Director & Chief Executive Officer

GENERAL PARTNER:
GASLOG PARTNERS GP LLC
By:	/s/ Paolo Enoizi
	Name:	Paolo Enoizi
	Title:	Chief Executive Officer